Exhibit 99.1

Armstrong World Industries Completes Strategic Review, Declares Special Dividend and Reports 2007 Results

•	Net sales grew four percent for both Q4 and the year

•	Reported Q4 operating income of $51 million was significantly above prior year

•	Adjusted Q4 operating income of $48 million was two percent above prior year and at high end of guidance

•	Free cash flow of $511 million for the year exceeded guidance

LANCASTER, Pa., February 29, 2008 – Armstrong World Industries, Inc. (NYSE: AWI) today announced that it has completed the strategic review, announced in February 2007, after extensive evaluation of alternatives, including a possible sale of AWI’s individual businesses and the entire company.

Based on market conditions, including continued deterioration in the U.S residential housing market and dramatic tightening of the credit markets, the Board of Directors concluded that it is in the best interest of Armstrong and its shareholders to continue to execute the Company’s strategic operating plan under its current structure as a publicly traded company.

The Company’s projected financial position would allow the return of $500 million of capital to shareholders in 2008, and its credit agreements have been amended to permit this. Seasonal cash usage is such that the Board of Directors has declared a special cash dividend of $4.50 per common share, payable on March 31, 2008, to shareholders of record on March 11, 2008. This special cash dividend represents an aggregate payment of approximately $260 million; leaving $240 million available to be returned to shareholders later in the year if the business performs as expected.

The Board of Directors based its decision to declare a special dividend on the substantial amount of cash generated in 2007, and on expectations that future cash generation will more than meet the Company’s needs.

“Armstrong’s Board of Directors thoroughly explored a comprehensive range of alternatives, weighing the interests of our shareholders, customers and employees,” said Armstrong Chairman and CEO Michael D. Lockhart. “We believe that Armstrong can continue to create shareholder value by outperforming our markets with innovative products and services that deliver value and performance.”

Armstrong also announced that the Armstrong World Industries Asbestos Personal Injury Trust has informed the Company’s Board of Directors that it “supports the Board’s decision to conclude the strategic review and pay a special dividend.” The Trust further notified Armstrong that it “currently expects to have sufficient liquidity to pay claims against the Trust for the foreseeable future and has no present plans to dispose of Company common stock.”

2007 Operating Results

Also today, Armstrong World Industries, Inc. reported fourth quarter 2007 net sales of $852.4 million, up four percent, from $817.3 million in the same period for 2006. The sales increase includes a $29 million, or three percent, benefit from foreign exchange rates. Reported operating income from continuing operations grew to $51.1 million from $16.5 million in the fourth quarter of 2006. Adjusted operating income from continuing operations of $48.1 million increased two percent compared to $47.3 million in the prior year quarter on the same basis.

The Company uses adjusted income from operations in managing the business, and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of fresh-start reporting, restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments decreased operating income by $3.0 million in the fourth quarter of 2007 and increased income by $30.8 million in the fourth quarter of 2006.

As expected, operating results in the fourth quarter of 2007 improved much more modestly than earlier in the year due to further declines in the U.S. residential housing market and a moderate slowdown in U.S. commercial construction markets. Higher selling prices and product mix and improved manufacturing performance together offset mid-single digit volume declines in domestic residential products and higher SG&A spending.

4th Quarter Segment Highlights

Resilient Flooring net sales were $289.4 million in the fourth quarter of 2007 compared to $278.5 million in the same period of 2006. Excluding the favorable impact of foreign exchange rates, net sales declined about one percent. Volume declines in domestic residential vinyl products offset international volume growth and modest price and mix improvements in North America. Reported operating loss was $6.9 million in the quarter, which was worse than a loss of $1.2 million in the fourth quarter of 2006. The adjusted operating result was a loss of $7.3 million compared to income of $0.3 million calculated on the same basis in the prior year. This result was due to losses in Europe that offset modest income in North America and Asia Pacific.

Wood Flooring net sales of $188.8 million in the fourth quarter of 2007 declined two percent from $192.6 million in the prior year quarter as volume declines related to the residential housing market slowdown offset modest product mix improvement. Reported operating income in the fourth quarter was $17.3 million compared to a loss of $0.2 million reported in the fourth quarter of 2006. Adjusted operating income of $14.1 million increased from income of $10.2 million on the same basis in the prior year period. The increase in operating income was due to improved manufacturing productivity and better product mix which offset the decline in sales and increase in SG&A expenses.

Building Products net sales of $321.3 million in the fourth quarter of 2007 increased from $289.7 million in the prior year quarter. Excluding the effects of favorable foreign exchange rates of $14 million, sales increased by six percent primarily due to price realization in North America and Europe and to improved global product mix. Reported operating income increased to $46.6 million from $24.9 million in the fourth quarter of 2006. Adjusted operating income of $52.3 million grew from $42.7 million on the same basis in the prior year period. The growth was driven by improved price realization and better product mix which offset inflation of input costs and higher SG&A spending to support sales growth.

Cabinets net sales in the fourth quarter of 2007 of $52.9 million decreased six percent from $56.5 million in 2006 primarily due to volume reductions related to declines in the U.S. housing market. Reported operating income for the fourth quarter of $3.7 million increased from $0.2 million in the prior year. Adjusted operating loss of $1.5 million decreased from income of $1.1 million calculated on the same basis in the prior year primarily due to lower sales.

Unallocated corporate expense of $9.6 million in 2007 increased from $7.2 million in 2006 primarily due to higher benefit plan expenses. Adjustments in both periods were largely offsetting.

Free cash flow of $247 million in the fourth quarter of 2007 increased from $85 million in 2006 primarily due to approximately $180 million in refunds of federal income taxes paid over the preceding 10 years. The refunds result from the carry back of a portion of tax net operating losses created by funding of the Asbestos Trust under AWI’s Plan of Reorganization in October 2006.

Year-to-Date Results

For the year ended December 31, 2007, net sales were $3,549.7 million compared to $3,425.9 million in 2006. Excluding an $80 million favorable impact from foreign exchange rates, net sales increased by one percent. Improvement in both price and product mix offset low single-digit volume declines.

Reported operating income for 2007 was $296.7 million compared to operating income of $210.8 million for 2006. Adjusted operating income of $287.7 million increased 13 percent compared to adjusted operating income of $254.9 million in the prior year period. Consistently through the year, price realization, manufacturing productivity and improved product mix more than offset inflation, volume declines in residential products and increased SG&A spending.

Free cash flow for the year of $511 million exceeded 2006 cash flow of $115 million primarily due to $210 million in net tax refunds and $75 million of increased dividends from WAVE, our joint venture with Worthington Industries. In addition, 2007 cash flow benefited from higher earnings, less capital spending and reduced working capital.

Outlook

Global macroeconomic forecasts indicate a challenging outlook for most key markets in 2008. Growth in Building Products’ North American and European commercial markets is expected to slow, to a low single digits decline and low single digits growth, respectively. The outlook for the Flooring segment varies. North American commercial floor markets are expected to be flat, while North American residential floor markets are expected to shrink approximately 10-15 percent due to an anticipated 25 percent decline in U.S. housing starts and expected mid-single-digit declines in renovation. On a consolidated basis, Armstrong expects that improved prices and increased manufacturing productivity will continue to offset cost inflation.

Based on these factors, management expects 2008 sales to be between $3,500 million and $3,650 million. Adjusted operating income is forecast to be in the range of $260 million and $320 million, compared to $306 million in 2007. 2008 adjusted EPS is expected to be $2.30-$2.90 per diluted share, compared to $2.79 per diluted share in 2007, on a higher tax rate. The 2008 tax rate is anticipated to be 44-45 percent. Free cash flow for the year is anticipated to be $175-$200 million.

While management does not generally provide quarterly guidance, the first quarter of 2008 will deviate from both recent quarterly trends, and the quarterly trends we expect for the remainder of the 2008. Due to difficult comparisons and the timing of certain 2008 promotional spending, sales in the first quarter of 2008 are expected to decline about 5 percent, and adjusted operating income is expected to be $40-45 million compared to $66 million calculated on the same basis in 2007. First quarter adjusted EPS is expected to be $0.30-$0.35.

For 2008 guidance and comparison purposes, 2007 adjusted operating income will include the impact of the fresh-start reporting adjustments that are fully incorporated in both years. On this basis, 2007 adjusted operating income was $305.7 million. Details are in the GAAP reconciliation tables at the end of this release.

Earnings Conference Call

Management will conduct a discussion for shareholders during a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “Investor Relations” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site through March 14, 2008.

# # #

Contacts

Armstrong World Industries, Inc.:

Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com

News media: Meg Graham, (866) 321-6677, magraham@armstrong.com

Armstrong World Industries Asbestos Personal Injury Trust:

News media: Eric Berman at Kekst & Co at (212) 521-4894, eric-berman@kekst.com

Forward Looking Statement

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-K, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2007, Armstrong’s consolidated net sales totaled approximately $3.5 billion. Based in Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 12,900 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

	Successor Company	Successor Company	Successor Company	Successor Company	Predecessor Company	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Year 2007	Three Months Ended December 31, 2006	Nine Months Ended September 30, 2006	Year 2006
Net sales	$852.4	$817.3	$3,549.7	$817.3	$2,608.6	$3,425.9
Cost of goods sold	653.8	660.4	2,685.3	660.4	2,028.7	2,689.1
Selling, general and administrative expenses	158.4	144.0	613.5	144.0	417.0	561.0
Restructuring charges, net	—	1.7	0.2	1.7	10.0	11.7
Equity (earnings) from joint ventures	(10.9)	(5.3)	(46.0)	(5.3)	(41.4)	(46.7)

Operating income	51.1	16.5	296.7	16.5	194.3	210.8

Interest expense (unrecorded contractual interest of $0.0, $0.0, $0.0, $0.0, $57.6 and $57.6, respectively)	10.4	13.4	55.0	13.4	5.2	18.6
Other non-operating expense	0.4	0.3	1.4	0.3	1.0	1.3
Other non-operating (income)	(5.8)	(4.3)	(18.2)	(4.3)	(7.2)	(11.5)
Chapter 11 reorganization (income), net	(1.0)	—	(0.7)	—	(1,955.5)	(1,955.5)

Earnings from continuing operations before income taxes	47.1	7.1	259.2	7.1	2,150.8	2,157.9
Income tax expense	26.1	3.8	106.4	3.8	726.6	730.4

Earnings from continuing operations	21.0	3.3	152.8	3.3	1,424.2	1,427.5
Gain (loss) from discontinued operations, net of tax of $0.0, $0.9, $0.3, $0.9, $(8.7) and $(7.8), respectively	(1.4)	(1.1)	(7.5)	(1.1)	(68.4)	(69.5)

Net earnings	$19.6	$2.2	$145.3	$2.2	$1,355.8	$1,358.0

Earnings (loss) per share of common stock, continuing operations:
Basic	$0.37	$0.06	$2.73	$0.06	n/a	n/a
Diluted	$0.37	$0.06	$2.69	$0.06	n/a	n/a

Gain (loss) per share of common stock, discontinued operations:
Basic	$(0.02)	$(0.02)	$(0.13)	$(0.02)	n/a	n/a
Diluted	$(0.02)	$(0.02)	$(0.13)	$(0.02)	n/a	n/a

Net earnings (loss) per share of common stock:
Basic	$0.35	$0.04	$2.59	$0.04	n/a	n/a
Diluted	$0.34	$0.04	$2.56	$0.04	n/a	n/a

Average number of common shares outstanding:
Basic	56.3	55.0	56.0	55.0	n/a	n/a
Diluted	56.9	55.3	56.7	55.3	n/a	n/a

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions)

	Successor Company	Successor Company	Successor Company	Successor Company	Predecessor Company	Combined
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Year 2007	Three Months Ended December 31, 2006	Nine Months Ended September 30, 2006	Year 2006
Net sales:
Resilient Flooring	$289.4	$278.5	$1,230.8	$278.5	$929.4	$1,207.9
Wood Flooring	188.8	192.6	791.6	192.6	645.0	837.6
Building Products	321.3	289.7	1,292.1	289.7	859.8	1,149.5
Cabinets	52.9	56.5	235.2	56.5	174.4	230.9

Total Net Sales	$852.4	$817.3	$3,549.7	$817.3	$2,608.6	$3,425.9

Operating income (loss):
Resilient Flooring	$(6.9)	$(1.2)	$40.4	$(1.2)	$12.6	$11.4
Wood Flooring	17.3	(0.2)	64.3	(0.2)	46.2	46.0
Building Products	46.6	24.9	221.4	24.9	152.9	177.8
Cabinets	3.7	0.2	10.5	0.2	6.1	6.3
Unallocated Corporate	(9.6)	(7.2)	(39.9)	(7.2)	(23.5)	(30.7)

Total Operating Income (Loss)	$51.1	$16.5	$296.7	$16.5	$194.3	$210.8

Selected Balance Sheet Information

(amounts in millions)

	Successor Company	Successor Company
	December 31, 2007	December 31, 2006
Assets:
Current assets	$1,501.0	$1,360.6
Property, plant and equipment, net	1,012.8	966.2
Other noncurrent assets	2,136.1	1,833.1

Total assets	$4,649.9	$4,159.9

Liabilities and shareholders’ equity:
Current liabilities	$497.3	$506.0
Liabilities subject to compromise	—	1.3
Other noncurrent liabilities	1,715.4	1,488.1
Shareholders' equity	2,437.2	2,164.5

Total liabilities and shareholders’ equity	$4,649.9	$4,159.9

Selected Cash Flow Information

(amounts in millions)

	Successor Company	Successor Company	Predecessor Company	Combined
	Year 2007	Three Months Ended December 31, 2006	Nine Months Ended September 30, 2006	Year 2006
Net earnings	$145.3	$2.2	$1,355.8	$1,358.0
Other adjustments to reconcile net earnings to net cash provided (used) by operating activities	289.1	57.5	(1,099.5)	(1,042.0)
Changes in operating assets and liabilities, net	140.8	35.4	(984.4)	(949.0)

Net cash provided (used) by operating activities	575.2	95.1	(728.1)	(633.0)
Net cash used for investing activities	(36.7)	(40.3)	(131.7)	(172.0)
Net cash (used) provided by financing activities	(305.4)	(8.1)	468.0	459.9
Effect of exchange rate changes on cash and cash equivalents	17.4	1.3	5.4	6.7

Net increase (decrease) in cash and cash equivalents	250.5	48.0	(386.4)	(338.4)
Cash and cash equivalents, beginning of period	263.8	215.8	602.2	602.2

Cash and cash equivalents, end of period	$514.3	$263.8	$215.8	$263.8
Cash and cash equivalents at end of period from discontinued operations	—	11.3	—	11.3

Cash and cash equivalents at end of period from continuing operations	$514.3	$252.5	$215.8	$252.5

Reconciliation to GAAP (unaudited)

CONSOLIDATED (amounts in millions)	Three Months Ended December 31,		Nine Months Ended September 30,		Twelve Months Ended December 31,
	2007	2006	2007	2006	2007	2006
Operating Income, Adjusted	$48.1	$47.3	$239.5	$207.6	$287.7	$254.9

Fresh-Start:
Change in depreciation and amortization	4.2	1.5	5.3	—	9.5	1.5
Change in costs for benefit plans	(7.9)	(6.9)	(23.7)	—	(31.5)	(6.9)
Impact on hedging-related activity	(1.2)	(1.0)	(4.6)	—	(5.8)	(1.0)
Inventory-related costs	—	33.3	—	—	—	33.3
Expenses from WAVE step-up	1.7	1.7	5.0	—	6.7	1.7

Other Significant Items:
Business interruption claim	—	(4.7)	—	—	—	(4.7)
Cost reduction initiatives expenses	—	2.3	0.2	27.8	0.2	30.1
Product warranty accrual	—	—	—	3.3	—	3.3
Patent infringement settlement	—	—	—	(8.6)	—	(8.6)
Contribution to Armstrong Foundation	—	—	—	5.0	—	5.0
Liability settlement related to a divested business	—	—	—	2.8	—	2.8
Environmental accrual	1.1	—	—	—	1.1	—
Gain on sale of properties	—	—	—	(17.0)	—	(17.0)
Gain on insurance settlement	(5.0)	—	—	—	(5.0)	—
Chapter 11 related post-emergence expenses	0.3	4.6	6.8	—	7.1	4.6
Review of strategic alternatives	3.8	—	4.9	—	8.7	—

Operating Income, Reported	$51.1	$16.5	245.6	$194.3	$296.7	$210.8

RESILIENT FLOORING (amounts in millions)	Three Months Ended December 31,
	2007	2006
Operating Income, Adjusted	$(7.3)	$0.3

Fresh-Start:
Change in depreciation and amortization	0.3	(0.8)
Change in costs for benefit plans	(1.4)	(0.8)
Impact on hedging-related activity	(0.4)	(0.2)
Inventory-related costs	—	7.2

Other Significant Items:
Cost reduction initiatives expenses	—	0.8
Business interruption claim	—	(4.7)
Environmental accrual	1.1	—

Operating Income, Reported	$(6.9)	$(1.2)

WOOD FLOORING (amounts in millions)	Three Months Ended December 31,
	2007	2006
Operating Income, Adjusted	$14.1	$10.2

Fresh-Start:
Change in depreciation and amortization	(3.2)	(3.4)
Inventory-related costs	—	12.4

Other Significant Items:
Cost reduction initiatives expenses	—	1.4

Operating Income, Reported	$17.3	$(0.2)

BUILDING PRODUCTS (amounts in millions)	Three Months Ended December 31,
	2007	2006
Operating Income, Adjusted	$52.3	$42.7

Fresh-Start:
Change in depreciation and amortization	6.4	5.2
Change in costs for benefit plans	(1.6)	(1.3)
Impact on hedging-related activity	(0.8)	(0.8)
Inventory-related costs	—	12.9
Expenses from WAVE step-up	1.7	1.7

Other Significant Items:
Cost reduction initiatives expenses	—	0.1

Operating Income, Reported	$46.6	$24.9

CABINETS (amounts in millions)	Three Months Ended December 31,
	2007	2006
Operating Income, Adjusted	$(1.5)	$1.1

Fresh-Start:
Change in depreciation and amortization	(0.2)	0.1
Inventory-related costs	—	0.8

Other Significant Items:
Gain on insurance settlement	(5.0)	—

Operating Income, Reported	$3.7	$0.2

UNALLOCATED CORPORATE EXPENSE (amounts in millions)	Three Months Ended December 31,
	2007	2006
Operating Income, Adjusted	$(9.5)	$(7.1)

Fresh-Start:
Change in depreciation and amortization	0.9	0.3
Change in costs for benefit plans	(4.9)	(4.8)

Other Significant Items:
Chapter 11 related post-emergence expenses	0.3	4.6
Review of strategic alternatives	3.8	—

Operating Income, Reported	$(9.6)	$(7.2)

Reconciliation of Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
NET CASH FROM OPERATIONS	$278	$95	$575	$(633)

Plus/(minus): Net Cash from Investing	(27)	(40)	(37)	(172)
Add back/(subtract):
Emergence related payments	1	30	26	847
Divestiture	(5)	—	(58)	—
Acquisitions	—	—	5	73

Free Cash Flow	$247	$85	$511	$115

Note: May not add due to rounding

Reconciliation to GAAP (unaudited)

2007 Results on the 2008 adjustment basis

CONSOLIDATED (amounts in millions)	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
Operating Income, Adjusted	$66.1	$98.3	$88.5	$52.8	$305.7

Fresh-Start:
Change in depreciation and amortization	—	—	—	2.7	2.7
Impact on hedging-related activity	(2.2)	(1.2)	(1.2)	(1.2)	(5.8)

Other Significant Items:
Cost reduction initiatives expenses	0.1	0.1	—	—	0.2
Environmental accrual	—	—	—	1.1	1.1
Gain on insurance settlement	—	—	—	(5.0)	(5.0)
Chapter 11 related post-emergence expenses	2.4	3.3	1.1	0.3	7.1
Review of strategic alternatives	0.3	1.9	2.7	3.8	8.7

Operating Income, Reported	$65.5	94.2	$85.9	$51.1	$296.7

RESILIENT FLOORING (amounts in millions)	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
Operating Income, Adjusted	$10.3	$20.6	$15.3	$(5.4)	$40.8

Fresh-Start:
Change in depreciation and amortization	—	—	—	0.8	0.8
Impact on hedging-related activity	(0.5)	(0.3)	(0.3)	(0.4)	(1.5)

Other Significant Items:
Environmental accrual	—	—	—	1.1	1.1

Operating Income, Reported	$10.8	$20.9	$15.6	$(6.9)	$40.4

WOOD FLOORING (amounts in millions)	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
Operating Income, Adjusted	$8.4	$21.7	$16.9	$17.5	$64.5

Fresh-Start:
Change in depreciation and amortization	—	—	—	0.2	0.2

Operating Income, Reported	$8.4	$21.7	$16.9	$17.3	$64.3

BUILDING PRODUCTS (amounts in millions)	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
Operating Income, Adjusted	$52.1	$58.0	$61.4	$46.9	$218.4

Fresh-Start:
Change in depreciation and amortization	—	—	—	1.1	1.1
Impact on hedging-related activity	(1.7)	(0.9)	(0.9)	(0.8)	(4.3)

Other Significant Items:
Cost reduction initiatives expenses	0.1	0.1	—	—	0.2

Operating Income, Reported	$53.7	$58.8	$62.3	$46.6	$221.4

CABINETS (amounts in millions)	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
Operating Income, Adjusted	$0.9	$4.4	$1.5	$(1.3)	$5.5

Other Significant Items:
Gain on insurance settlement	—	—	—	(5.0)	(5.0)

Operating Income, Reported	$0.9	$4.4	$1.5	$3.7	$10.5

UNALLOCATED CORPORATE EXPENSE (amounts in millions)	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
Operating Income, Adjusted	$(5.6)	$(6.4)	$(6.6)	$(4.9)	$(23.5)

Fresh-Start:
Change in depreciation and amortization	—	—	—	0.6	0.6

Other Significant Items:
Chapter 11 related post-emergence expenses	2.4	3.3	1.1	0.3	7.1
Review of strategic alternatives	0.3	1.9	2.7	3.8	8.7

Operating Income, Reported	$(8.3)	$(11.6)	$(10.4)	$(9.6)	$(39.9)

Reconciliation to GAAP (unaudited)

2008 Estimate vs 2007 Actual

CONSOLIDATED (amounts in millions)	Three Months Ended March 31,			Twelve Months Ended December 31,
	2008 Est Low	2008 Est High	2007 Act	2008 Est Low	2008 Est High	2007 Act
Operating Income, Adjusted	$40.0	$45.0	$66.1	$260.0	$320.0	$305.7

Fresh-Start:
Change in depreciation and amortization	2.3	2.3	—	9.3	9.3	2.7
Impact on hedging-related activity	—	—	(2.2)	—	—	(5.8)

Other Significant Items:
Cost reduction initiatives expenses	6.0	6.0	0.1	6.0	6.0	0.2
Environmental accrual	—	—	—	—	—	1.1
Gain on insurance settlement	—	—	—	—	—	(5.0)
Chapter 11 related post-emergence expenses	—	—	2.4	—	—	7.1
Review of strategic alternatives	4.5	4.5	0.3	4.5	4.5	8.7

Operating Income, Reported	$27.2	$32.2	$65.5	$240.2	$300.2	$296.7

Reconciliation to GAAP (unaudited)

Fully Diluted Earnings Per Share

2008 Estimate vs 2007 Actual

CONSOLIDATED (amounts in millions)	Three Months Ended March 31,			Twelve Months Ended December 31,
	2008 Est Low	2008 Est High	2007 Act	2008 Est Low	2008 Est High	2007 Act
Earnings Per Share, Adjusted	$0.30	$0.35	$0.55	$2.30	$2.90	$2.79

Fresh-Start:
Change in depreciation and amortization	0.02	0.02	—	0.09	0.09	0.03
Impact on hedging-related activity	—	—	(0.02)	—	—	(0.06)

Other Significant Items:
Cost reduction initiatives expenses	0.05	0.05	0.00	0.06	0.06	0.00
Environmental accrual	—	—	—	—	—	0.01
Gain on insurance settlement	—	—	—	—	—	(0.05)
Chapter 11 related post-emergence expenses	—	—	0.03	—	—	0.07
Review of strategic alternatives	0.04	0.04	0.00	0.04	0.04	0.09

Earning Per Share, Reported	$0.20	$0.24	$0.55	$2.11	$2.71	$2.69